Exhibit 10.1
NEWFIELD EXPLORATION COMPANY
DEFERRED COMPENSATION PLAN
AND THE
NON-QUALIFIED DEFERRED COMPENSATION PLAN TRUST AGREEMENT

Amendment No. 1

This Amendment No. 1 (this "Amendment") to the Newfield Exploration Company Deferred Compensation Plan, as amended and restated as of November 6, 2008 (the "Deferred Plan") and its related Non-Qualified Deferred Compensation Plan Trust Agreement (the "Trust") is made by the Compensation & Management Development Committee (the "Committee") of the Board of Directors of Newfield Exploration Company (the "Company"), as follows:

WHEREAS, the Company sponsors the Deferred Plan for the benefit of its eligible employees;

WHEREAS, the Committee desires to amend the Deferred Plan and Trust to eliminate the ability of the Trustee to use Trust assets to buy Company common stock through open market purchase transactions;

WHEREAS, the Committee desires to amend the Deferred Plan and Trust to provide that cash deferrals by participants may be converted to phantom units only upon certain specified dates; and

WHEREAS, the Committee desires to amend the Deferred Plan to provide that the Committee or its delegate has the sole discretion to provide whether distributions from the portion of the Trust invested in common stock of the Company (the "Stock Account") shall be in cash and/or Company common stock.

NOW, THEREFORE, pursuant to the Deferred Plan and the Trust, the Committee hereby amends the Deferred Plan and Trust as follows:

1.      Member’s Stock Account.  The first paragraph of Section 3.6(b) of the Deferred Plan shall be deleted in its entirety and replaced with the following:

(b)           Member’s Stock Account.  In lieu of having amounts credited with the phantom investment funds in accordance with Section 3.6(a), a Member may elect to have all or part of the Member’s deferred amounts (in whole percentage increments) credited in the form of hypothetical Company Stock to his Stock Account, with such crediting to occur only upon the Conversion Date (defined as that date on or about the third Wednesday of January of each year).  From the beginning date of the deferral for which a Member makes such an election and until the next Conversion Date following the end of the calendar year for which the deferral is effectuated, the subject deferral shall be invested in a default investment fund chosen by the Plan Committee or its delegate in accordance with Section 3.6(a).  Any election under this Section 3.6(b) must be made pursuant to procedures established by the Plan Committee.  A Member may change such an election in accordance with the Plan Committee’s procedures.  In addition, any amounts credited to a Member’s Account in accordance with Section 3.6(a) may be transferred for hypothetical investment tracking purposes to the Member’s Stock Account, but such transfer can only be effectuated on the Conversion Date.  In all events, once amounts are credited to a member’s Stock Account, no subsequent election may cause amounts credited to a Member’s Stock Account to be transferred for hypothetical investment tracking purposes to any other phantom investment fund.  All distributions of amounts credited to a Member’s Stock Account may only be distributed in whole shares of Company Stock (with cash for fractional shares) or cash, or a combination thereof, in the sole discretion of the Plan Committee.  On the Conversion Date and any other applicable date, the number of shares of hypothetical Company Stock (in whole shares and fractional shares, as determined by the Plan Committee) shall be determined by dividing the portion of the Member’s deferred amounts to be credited in the Stock Account by the price for shares of Company Stock, determined by the Plan Committee, as of the day such deferred amounts are credited to the Member’s Stock Account and any other applicable date.

2.     Form of Benefit Payment.  The flush sentence immediately following Section 5.4(b) shall be deleted in its entirety and replaced with the following:

All payments shall be made in cash; provided, however, to the extent distributable amounts are credited to the Member’s Stock Account, such payments shall be made in shares of Company Stock (with any fractional share interest therein paid in cash to the extent of the then fair market value thereof), cash, or any combination thereof, in the sole discretion of the Plan Committee.

3.     Amendment of the Trust.  The prior amendment to Section 5(a) of the Trust that became effective November 8, 2008, shall be stricken in its entirety and replaced with the original language of Section 5(a), such being:

(a)           In no event may the Trustee follow a direction to invest in securities (including stock or rights to acquire stock) or obligations issued by the Company, other than a de minimis amount held in common investment vehicles in which the Trustee invests.  All rights associated with assets of the Trust shall be exercised by the Trustee (or the person designated by the Trustee) as directed, and shall in no event be exercisable by or rest with Plan participants.

4.       Effect on Deferred Plan and Trust.  Except as otherwise set forth in this Amendment No. 1, each the Deferred Plan and the Trust shall remain in full force and effect.

5.    Effective Date of this Amendment.  This Amendment shall become effective as of November 9, 2012.

IN WITNESS WHEREOF, the Committee, by its duly authorized member, has executed this Amendment No. 1 on this 9th day of November, 2012.

COMPENSATION & MANAGEMENT DEVELOPMENT COMMITTEE:

By:           /s/ John R. Kemp, III

Its:           Committee Chair

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